EXHIBIT 23.2

Sprouse & Winn, L.L.P.

Accountants & Consultants

Lester Sprouse, Partner	Pamela L. Hill, Partner
Jeff C. Anderson, Partner	John M. Winn, Partner .

Consent of Independent Public Accountants

We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-2 for National Health & Safety Corporation of our report dated April 6, 2001, relating to the financial statements of National Health & Safety Corporation (a development stage company) for the year ended December 31, 2000, including the balance sheet cash flows for the year then ended and for the period from inception, January 1, 1999 to December 31, 2001.

Sprouse & Winn, L.L.P.____

Sprouse & Winn, L.L.P.

Austin, Texas

July 25, 2001

515 Congress Avenue, Suite 1212 Austin, Texas 78701 (512) 476-0717 Fax (512) 476-0462

www.sprouse-winn.com